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FORM 3           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                           OMB APPROVAL
                             WASHINGTON, D.C. 20549                                                    OMB Number    3235-0104
                                                                                                       Expires:  September 30, 1998
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                   Estimated average burden
                                                                                                       hours per response.......0.5


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or Section 30(f)of the Investment Company Act of 1940

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
1. Name and Address of Reporting Person*  2. Date of Event          4. Issuer Name AND Ticker
                                             Requiring Statement       or Trading Symbol
   James E. Moore Revocable Trust            (Month/Day/Year)
   U/D/T Dated July 28, 1994                    May 28, 1999           Colorado Wyoming Reserve Company ("CWYR")

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    (Last)      (First)      (Middle)     3. IRS or Social Security 5. Relationship of Reporting   6. If Amendment, Date of Original
                                             Number of Reporting       Person(s) to Issuer            (Month/Day/Year)
   7827 Berger Avenue                        Person (Voluntary)        (Check all applicable
                                                                            Director    X  10% Owner
                                                                       ----           ----
----------------------------------------                               ---- Officer   ---- Other (specify
               (Street)                                                   (give title           below)
                                                                              below)
   Playa del Rey    CA         90293
                                                                       -------------------------------------------------------------
----------------------------------------                                                           7. Individual or Joint/Group
   (City)       (State)         (Zip)                                                                 Filing (Check Applicable Line)
                                                                                                  ----Form filed by One Reporting
                                                                                                      Person
                                                                                                    X Form filed by More than One
                                                                                                  ----Reporting Person

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                                         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              2. Amount of Securities      3. Ownership       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                        Beneficially Owned           Form:  Direct      (Instr. 5)
                                     (Instr. 4)                   (D) or Indirect
                                                                  (I) (Instr. 5)
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Common Stock, par value                2,870,000                      (1)              (1)
$.01 per share







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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)
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FORM 3 (CONTINUED)
           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative Security   2. Date Exercisable    3. Title and Amount of    4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        and Expiration Date    Securities Underlying     or Exercise     Form of Deri-    Indirect
                                     (Month/Day/Year)       Derivative Security       Price of        vative           Beneficial
                                                            (Instr. 4)                Derivative      Security:        Ownership
                                                                                      Security        Direct (D) or    (Instr. 5)
                                     Date Exer-  Expiration               Amount or                   Indirect (I)
                                     cisable     Date         Title       Number of                   (Instr. 5)
                                                                          Shares
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Warrants (Right to Purchase)         Immed.      8/24/08    Common Stock    30,000        $.10           (1)                (1)

Warrants (Right to Purchase)         Immed.      12/3/08    Common Stock   100,000        $.10           (1)                (1)

Warrants (Right to Purchase)         Immed.     12/29/08    Common Stock    50,000        $.10           (1)                (1)





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Explanation of Responses:

(1) These securities are owned directly by the James E. Moore Revocable Trust, and indirectly by James E. Moore as trustee and sole beneficiary of the trust.





**  Intentional misstatements or omissions of                                      /s/ James E. Moore                        6/7/99
    facts constitute Federal Criminal Violations.                                --------------------------------------    ---------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person          Date
                                                                                 James E. Moore, Individually and
Note:   File three copies of this Form, one of which must be manually signed.    as Trustee of the James E. Moore Revocable Trust
        If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                    SEC 1473 (8-92)

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                            Joint Filer Information


Name:                    James E. Moore

Addresss:                7827 Berger Avenue
                         Playa del Rey, CA  90293

Designated Filer:        James E. Moore Revocable Trust
                         U/D/T dated July 28, 1994

Issuer & Ticker
Symbol:                  Colorado Wyoming Reserve Company ("CWYR")

Date of Event
Requiring Statement:     May 28, 1999


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